Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of September 1, 2012 (the “Effective Date”) by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and Mario M. Carrera (the “Executive”).

1. Employment.

a. The Executive shall serve as the Company’s Chief Revenue Officer during the Employment Term (as defined below). The Executive will perform such duties as assigned from time to time by the Company’s Chief Executive Officer (the “CEO”), which are expected to principally include responsibility for overseeing the Company’s revenue generation from the Company’s media platforms. The Executive shall report directly to the CEO. In performing his duties, the Executive will abide by all applicable federal, state and local laws, as well as the Company’s bylaws, rules, regulations and policies, as may be amended from time to time.

b. The Executive shall devote his entire productive time, ability and attention to the Company’s business during the Employment Term. The Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to passive private investments or from serving on the boards of directors of other entities (provided that any director position shall require the prior written consent of the CEO), as long as such activities and/or services do not interfere or conflict with his responsibilities to the Company, and any provision of this Agreement. The Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Company, or which in any other way creates a conflict of interest, except for up to one percent (1%) ownership interests in public companies. During the Employment Term, the Executive shall not in any way engage or participate in any business that is in competition with the Company.

2. Term. The term of this Agreement shall be for a period beginning on the Effective Date until August 31, 2015, or until such time that the Executive’s employment is terminated in accordance with the terms of this Agreement (the term of such employment, the “Employment Term”).

3. Salary and Benefits.

a. Salary. The Executive will receive an annual base salary of $400,000.00, payable in equal installments according to the Company’s regular paydays, less any applicable taxes and withholding (the “Base Annual Compensation”). The Base Annual Compensation may be increased during the Term, in the sole discretion of the Company, with reference to the increase in base compensation given, in the same time period, to the Company’s employees and other senior executives and such other factors as may be considered by the Company, in its sole discretion.

b. Discretionary Bonus. The Executive is eligible for a discretionary annual bonus (an “Annual Bonus”) of up to fifty percent (50%) of his then-applicable Base Annual Compensation, subject to the approval of the Company, in its sole discretion. Any Annual Bonus earned by the Executive will be paid within two and one-half (2  1/2) months following the end of the year in which the Annual Bonus is earned.

c. Benefit Coverage. The Executive is entitled to participate in all executive benefit programs and plans established by the Company from time to time for the benefit of its executives generally and for which the Executive is eligible.

d. Vacation and Holidays. The Executive is entitled to paid vacation time in accordance with the vacation policies established by the Company for its employees, as may be amended from time to time. The Executive will also be entitled to the paid holidays as set forth in the Company’s policies.

e. Automobile Allowance. The Executive will receive $750.00 per month as an allowance in respect of automobile expenses.

f. Equity Incentive Grants. The Executive is eligible for equity incentive grants under the Entravision Communications Corporation 2004 Equity Incentive Plan.

g. Expenses. The Company will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies. The Executive must prepare and submit expense reports with respect to such expenses in accordance with the Company’s policies.

h. Miscellaneous. The Company will indemnify the Executive consistent with the Company’s other executive officers and its legal obligations under California Labor Code Section 2802.

4. Termination of Employment.

a. The Company or the Executive may terminate this Agreement and the Executive’s employment at any time, with or without Cause (as defined below).

b. In the event the Executive is terminated for “Cause,” the Executive shall not be entitled to any severance compensation or any other compensation from the Company except for such salary and benefits as the Executive may have earned prior to the Executive’s termination. If terminated for “Cause,” the Executive shall be ineligible for any bonus, prorated or otherwise. For purposes of this Agreement, the Company may terminate this Agreement for “Cause” for any of the following reasons:

(i) The Executive’s continued failure to substantially perform his job duties and responsibilities, provided that written notice is provided by the Company and the performance problem is not satisfactorily cured within sixty (60) days;

(ii) The Executive’s serious misconduct, dishonesty or disloyalty, which is actually or potentially harmful to the Company;

(iii) The Executive’s willful, reckless or grossly negligent act or omission that is materially harmful to the Company;

(iv) The Executive’s material breach of any provision of this Agreement, provided written notice of such breach is given by the Company and the Executive is given at least thirty (30) days to cure the breach; or

(v) A final determination by the FCC that the Executive has committed an act or omission that has directly caused the Company to be disqualified as a licensee of the Federal Communications Commission (the “FCC”) or to suffer sanctions by the FCC.

c. Should the Company terminate the Executive’s employment without Cause, or should the Executive voluntarily terminate his employment for Good Reason (as defined below), in addition to (i) salary and benefits the Executive might have earned prior to his termination and (ii) any discretionary bonus approved by the Company’s Compensation Committee prior to his termination, the Company will pay the Executive severance pay in an amount equal to the Executive’s then-current Base Annual Compensation (exclusive of incentive or bonus pay, benefits and other non-cash remuneration) multiplied by one (1). All compensation provided under this Section 4.c. shall be payable in accordance with the Company’s customary payment practices, less all applicable federal and state taxes and withholdings. Notwithstanding any provision in this Agreement to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement pursuant to Section 4, unless the Executive executes, delivers to the Company, and does not revoke (to the extent Executive is permitted to do so), a general release within sixty (60) days of the Executive’s termination of employment with the Company, which shall set forth a release of the Company and its affiliates, in such form as the Company may reasonably request, of all claims against the Company and its affiliates relating to the Executive’s employment and termination thereof, and which may also include an agreement to continue to comply with and be bound by, the provisions of Section 7. Subject to Section 8, the severance compensation payable under this Section 4.c. shall be paid in twelve (12) equal monthly installments, commencing with the first payroll date that occurs coincident with or following the sixty-first (61st) day after the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to Section 8, each subsequent monthly installment shall thereafter be paid on a regularly scheduled payroll date of the Company. Notwithstanding anything to the contrary in the foregoing, a termination of the Executive’s employment for purposes of this Section 4, shall be deemed to have occurred only if such termination constitutes a “separation from service” within the meaning of Code Section 409A, determined by applying the default rules thereof.

d. For purposes of this Agreement, “Good Reason” shall mean (i) a material reduction in the Executive’s then-current Base Annual Compensation, unless such reduction is applicable generally to other senior executives of the Company, (ii) a Change in Control (as defined below) of the Company in which the Executive is not offered continued employment as (1) a senior executive of the Company, (2) a senior executive of the surviving entity or (3) a senior executive of a separate division or subsidiary of the surviving entity (provided that such division or subsidiary must have assets and operations comparable to the assets and operations of the Company immediately prior to the Change in Control) or (iii) the requirement, within one hundred twenty (120) days following a Change in Control of the Company, that the Executive move his residence outside the greater Denver, Colorado metropolitan area. For purposes of this Agreement, “Change in Control” shall mean the sale of the Company or the sale of all or substantially all of the Company’s assets, by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), where the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity. Any termination for Good Reason shall be communicated by the Executive’s delivery of written notice to the Company, in accordance with Section 9 below, within ninety (90) days of the initial existence of the event constituting Good Reason, indicating that the Executive is voluntarily terminating his employment for Good Reason and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason; provided, however, that the Company shall be given a period of thirty (30) days from the date of receipt of such notice to cure any such event, and if the Company cures such event within such thirty (30) day period, the Executive shall be permitted to revoke his notice of termination.

5. Compliance with Section 409A of the Code. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

6. Recoupment. Notwithstanding anything in this Agreement to the contrary, all incentive compensation payments made to the Executive under this Agreement or otherwise are subject to recoupment by the Company pursuant to any recoupment policy approved by the Board, as it may be adopted, amended from time to time or as otherwise may be required by law from time to time hereafter.

7. Confidentiality.

a. The Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known to the public and which gives the Company an advantage over its competitors who do not know or use it, including, without limitation, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Confidential Information includes all information disclosed by the Company or its clients, and information learned by the Executive during the course of employment with the Company. Notwithstanding the foregoing, Confidential Information shall not be information which: (i) has entered the public domain through no action or failure to act of the Executive; (ii) prior to disclosure hereunder was already lawfully in the Executive’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by the Executive on a non-confidential basis from a third party who has the right to disclose such information to the Executive; or (iv) is ordered to be or otherwise required to be disclosed by the Executive by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

b. At all times during and after the Executive’s employment with the Company, he will keep confidential and not use or disclose to any third party any Confidential Information, except in the course of his employment with the Company.

c. While employed by the Company and for one (1) year thereafter, the Executive may not, either directly or through any other person or entity (i) use Confidential Information to solicit or attempt to solicit any employee, consultant, vendor or independent contractor of the Company or (ii) use Confidential Information to solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company’s customer, vendor or distributor list.

8. Payments to Specified Employees. Notwithstanding any other Section of this Agreement, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) and Treasury Regulation Section 1.409A-1(i) at the time of the Executive’s separation from service, payments or distributions of property to the Executive provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Code Section 409A), shall be deferred until the six (6) month anniversary of such separation from service to the extent required in order to comply with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2). If any payments are required to be delayed pursuant to this Section 8, such payments will be made as soon as practicable after the six (6) month anniversary of the Executive’s separation from service without interest thereon.

9. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the party’s last known address.

10. Waiver of Breach. The waiver by either party, or the failure of either party to claim a breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach.

11. Assignment. The rights and obligations of the respective parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by the Executive without prior written consent of the Company.

12. Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof (including, without limitation, that certain Executive Employment Agreement dated effective January 1, 2012 by and between the Company and the Executive) and contains all of the covenants and agreements between the parties with respect to said subject matter in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing and signed by both the Executive and the Company.

13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado.

14. Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, the remaining provisions hereof shall remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this Agreement.

15. Remedy for Breach. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision with this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and other costs reasonable incurred in such action or proceeding.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by facsimile or other electronic transmission with the same validity as if it were an ink-signed document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

“Company”	Entravision Communications Corporation, a Delaware corporation

	By:	/s/ Walter F. Ulloa
	Name:	Walter F. Ulloa
	Title:	Chairman and Chief Executive Officer
“Executive”

/s/ Mario M. Carrera
Mario M. Carrera

[Signature Page to Executive Employment Agreement]